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                                                                    Exhibit 10.1

July 31, 2000

Board of Directors
Take To Auction.Com, Inc.
5555 Anglers Avenue
Suite 16
Fort Lauderdale, FL 33312

         Attn:    Albert Friedman
                  Chief Executive Officer and President

Dear Mr. Friedman:

         This letter confirms the understanding and agreement (the "Agreement") between Take to Auction.Com, Inc. (together with its subsidiaries and affiliates, the "Company") and Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") as follows:

         1. ENGAGEMENT; SERVICES; TERM. The Company hereby retains Houlihan Lokey as its exclusive financial advisor to provide financial advisory and investment banking services in connection with the possible merger, consolidation, tender or exchange offer, leveraged buyout, leveraged recapitalization, acquisition or sale of assets or equity interests, or similar transaction involving all or a part of the business, assets or equity interests of the Company and/or its subsidiaries and affiliates in one or more transactions (each, a "Transaction").

         In addition, Houlihan Lokey is also retained by the Company to act as exclusive financial advisor and exclusive agent in connection with the Company's proposed acquisition program. As used in this Agreement, the term Acquisitions means, whether effected in one transaction or a series of transactions: (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company or one or more of its subsidiaries are combined with that of one or more target companies or their subsidiaries, or (b) the acquisition, directly or indirectly, by the Company of substantially all of the assets of one or more target companies or their subsidiaries by way of a negotiated purchase or otherwise.

         Houlihan Lokey's services for a Transaction will include, if appropriate or if requested by the Company, (a) reviewing the Company's financial condition, operations, competitive environment, prospects and related matters, (b) soliciting, coordinating and evaluating indications of interest and proposals regarding a Transaction, (c) advising the Company as to the structure of the Transaction (including the valuation of any non-cash consideration), (d) negotiating the financial aspects, and facilitating the consummation, of any Transaction, and (e) providing such other financial advisory and investment banking services reasonably necessary to accomplish the foregoing.

         For any Acquisition, Houlihan Lokey will identify potential targets and review their financial condition and future prospects and any other matters which you and we deem relevant to assist and advise the Company in its analysis of any Acquisition and will assist you in the negotiation and structuring of the financial aspects of the proposed Acquisition. Upon Houlihan Lokey's request, you will furnish us with such material regarding the business and financial condition of the Company and target(s) as we request, all of which will be, to your best knowledge, accurate and complete in all material respects at the time furnished. Houlihan Lokey may rely, without independent verification, on the accuracy and completeness of all information furnished by the Company or any other potential party to any Acquisition.

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         The Company agrees that neither it, its controlling equity holders or other affiliates, nor its management will initiate any discussions regarding a Transaction during the term of this Agreement, except through Houlihan Lokey. In the event the Company, its controlling equity holders or affiliates, or its management receive any inquiry regarding a Transaction, Houlihan Lokey will be promptly informed of such inquiry so that it can evaluate such party and its interest in a Transaction, and assist the Company in any resulting negotiations.

         This Agreement shall have an initial term of twelve (12) months, and thereafter shall be automatically extended on a month-to-month basis unless either party provides thirty days prior written notice of termination to the other party; PROVIDED, HOWEVER, that no expiration or termination of this Agreement shall affect (a) the Company's indemnification, reimbursement, contribution and other obligations as set forth on Schedule A attached hereto,
(b) the confidentiality provisions set forth herein and Sections 5-9 hereof, and
(c) Houlihan Lokey's right to receive, and the Company's obligation to pay, any and all fees and expenses due, and whether or not any Transaction shall be consummated prior to or subsequent to the effective date of termination, all as more fully set forth in this Agreement.

         2. FEES AND EXPENSES. The Company shall pay Houlihan Lokey non-refundable retainer fees of $50,000 commencing upon the mutual execution of this Agreement.

         In addition to the foregoing retainer fees, upon the consummation of a Transaction, the Company shall pay Houlihan Lokey a cash fee ("Transaction Fee") equal to:

a. For a Transaction involving a Transaction Value of less than $75 million:

o        For a Transaction Value up to $25 million                              greater of $250,000 or 3.00% of the Transaction
                                                                                Value, plus

o        For a Transaction Value from $25 million to $50 million:               2.00% of such incremental value, plus

o        For a Transaction Value from $50 million to $75 million:               1.75% of such incremental value.

b. For a Transaction involving a Transaction Value greater than $75 million:

o        For a Transaction Value from $75 million:                              1.25% of the Transaction Value, plus

o        For a Transaction Value from $75 million to $100 million:              1.50% of such incremental value, plus

o        For a Transaction Value from $100 million to $150 million:             2.00% of such incremental value, plus

o        For a Transaction Value in excess of $150 million:                     3.00% of such incremental value.


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         Upon the closing of an Acquisition, Houlihan Lokey will be entitled, in each case, to an additional Acquisition Fee payable in cash in connection with the consummation of the closing of each Acquisition. The terms of the Acquisition Fee shall be based on the following schedule:

o        For a Transaction Value less than $25 million:                         $500,000, plus

o        For a Transaction Value from $25 million to $30 million                2.25% of such incremental value,
         plus

o        For a Transaction Value from $30 million to $50 million                2.00% of such incremental value,
         plus

o        For a Transaction Value from $50 million to $75 million                1.75% of such incremental value,
         plus

o        For a Transaction Value in excess of $75 million:                      1.50% of such incremental value.

         For the purpose of calculating the Transaction Fee or the Acquisition Fee, the Transaction Value shall be the total proceeds and other consideration paid or received, or to be paid or received, in connection with a Transaction or an Acquisition (which consideration shall be deemed to include amounts in escrow), including, without limitation, cash, notes, securities, and other property; amounts payable under consulting agreements, above-market employment contracts, non-compete agreements or similar arrangements; and Contingent Payments (as defined below). The Transaction Value shall be calculated as if 100% of the ownership of the equity interests of the Company had been sold by dividing (i) the total consideration, whether in cash, securities, notes or other forms of consideration, received or receivable by the Company and/or its creditors and equity holders by (ii) the percentage of ownership which is sold. In addition, if any of the Company's interest-bearing liabilities are assumed, decreased or paid off in conjunction with a Transaction, or any of the Company's assets are retained, sold or otherwise transferred to another party prior to the consummation of the Transaction, the Transaction Value will be increased to reflect the fair market value of any such assets or interest-bearing liabilities. Contingent Payments shall be defined as the fair market value of consideration received or receivable by the Company, its employees, former or current equity holders and/or any other parties in the form of deferred performance-based payments, "earn-outs", or other contingent payments based upon the future performance of the Company or any of its businesses or assets.

         For the purpose of calculating the consideration paid or received in an Acquisition or a Transaction, any securities (other than a promissory note) will be valued at the time of the closing of the Transaction or the Acquisition as follows: (i) if such securities are traded on a stock exchange, the securities will be valued at the average last sale or closing price for the ten trading days immediately prior to the closing of the Transaction or the Acquisition;
(ii) if such securities are traded primarily in over-the-counter transactions, the securities will be valued at the mean of the closing bid and asked quotations similarly averaged over a ten trading day period immediately prior to the closing of the Transaction or the Acquisition; and (iii) if such securities have not been traded prior to the closing of the Transaction or the Acquisition, Houlihan Lokey will prepare a valuation of the securities (without regard to any restrictions on transferability), and Houlihan Lokey and the Company will negotiate in good faith to agree on a fair valuation thereof for the purposes of calculating the Transaction or Acquisition Fee. The value of any purchase money or other promissory notes shall be deemed to be the face amount thereof. In the event the Transaction Value includes any Contingent Payments, the Company and Houlihan Lokey will negotiate in good faith to agree on that portion of the Transaction Fee to be paid to Houlihan Lokey as of the closing of the Transaction in consideration thereof. If the parties cannot reach

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such an agreement, an additional Transaction Fee(s) shall be paid to Houlihan
Lokey in the same proportions and at the same times as the Contingent Payments are paid or received.

         If this Agreement is terminated for any reason, and the Company consummates, or enters into an agreement in principle to engage in (and which subsequently closes), a Transaction or an Acquisition within 12 months after such termination date, Houlihan Lokey shall be entitled to receive its Transaction or Acquisition Fee upon the consummation of such Transaction or Acquisition as if no such termination had occurred.

         Additionally, and regardless of whether any Transaction or Acquisition is consummated, Houlihan Lokey shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred from time to time during the term hereof in connection with the services to be provided under this Agreement, promptly after invoicing the Company therefor.

         3. INFORMATION. The Company will furnish Houlihan Lokey with such information regarding the business and financial condition of the Company as is reasonably requested, all of which will be, to the Company's best knowledge, accurate and complete in all material respects at the time furnished. The Company will promptly notify Houlihan Lokey if it learns of any material misstatement in, or material omission from, any information previously delivered to Houlihan Lokey. Houlihan Lokey may rely, without independent verification, on the accuracy and completeness of all information furnished by the Company or any other potential party to any Transaction. The Company understands that Houlihan Lokey will not be responsible for independently verifying the accuracy of such information, and shall not be liable for any inaccuracies therein. Except as may be required by law or court process, any opinions or advice (whether written or oral) rendered by Houlihan Lokey pursuant to this Agreement are intended solely for the benefit and use of the Company, and may not be publicly disclosed in any manner or made available to third parties (other than the Company's management, directors, advisors, accountants and attorneys) without the prior written consent of Houlihan Lokey, which consent shall not be unreasonably withheld.

         4. INDEMNIFICATION; STANDARD OF CARE. The Company agrees to provide indemnification, contribution and reimbursement to Houlihan Lokey and certain other parties in accordance with, and further agrees to be bound by the other provisions set forth in, Schedule A attached hereto.

         5. OTHER SERVICES. To the extent Houlihan Lokey is requested by the Company to perform any financial advisory or investment banking services which are not within the scope of this assignment (such as rendering a fairness opinion), such fees shall be mutually agreed upon by Houlihan Lokey and the Company in writing, in advance, depending on the level and type of services required, and shall be in addition to the fees and expenses described hereinabove. Except as set forth in the preceding sentence, if Houlihan Lokey is called upon to render services directly or indirectly relating to the subject matter of this Agreement (including, but not limited to, producing documents, answering interrogatories, giving depositions, giving expert or other testimony, and whether by subpoena, court process or order, or otherwise), the Company shall pay Houlihan Lokey's then current hourly rates for the persons involved by the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related reasonable out-of-pocket costs and expenses, and the reasonable legal fees and expenses of Houlihan Lokey's legal counsel incurred in connection therewith.

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         6. HOULIHAN LOKEY'S FUTURE FINANCING RIGHTS. If, during the next 24 months, the Company or any of its subsidiaries or affiliates determines to raise external funds, whether directly or indirectly, and whether through the issuance of debt or equity securities, borrowings from financial institutions (including, without limitation, banks) or otherwise. If such financing involves the issuance or sale of equity securities, the issuance or sale of debt securities, or any other form of borrowings (including bank borrowings), Houlihan Lokey shall be retained as the issuer or borrower's exclusive placement agent and/or, if such offering is underwritten, sole underwriter with respect to such financing.

         For the services it renders pursuant to this paragraph, the Company agrees to pay Houlihan Lokey, or to cause Houlihan Lokey to be paid, fees comparable to those customarily charged by Houlihan Lokey in similar transactions, such fees to be paid no later than upon the consummation of the relevant financing. All of the financing raised or arranged pursuant to this paragraph shall be at prevailing market terms for similar loans or investments made in similar circumstances and shall be made pursuant to one or more purchase agreements, loan agreements, indentures or certificates of designation, in such form, and containing such terms and conditions, as are customary for similar financings arranged by Houlihan Lokey.

         7. ATTORNEYS' FEES. If any party to this Agreement brings an action directly or indirectly based upon this Agreement or the matters contemplated hereby against another party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys' fees and court costs.

         8. CREDIT. Upon consummation of any Transaction, Houlihan Lokey may, at its own expense, place announcements in financial and other newspapers and periodicals (such as a customary "tombstone" advertisement) describing its services in connection therewith.

         9. MISCELLANEOUS. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, however, is intended to confer or does confer on any person or entity, other than the parties hereto and their respective successors and permitted assigns and, to the extent expressly set forth in Schedule A attached hereto, the Indemnified Parties, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Houlihan Lokey hereunder.

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

         The Company agrees that it will be solely responsible for ensuring that any Transaction or Acquisition complies with applicable law.

         This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

         This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties.

         THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE'S RULES CONCERNING

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CONFLICTS OF LAWS. EACH OF HOULIHAN LOKEY AND THE COMPANY (ON ITS OWN BEHALF
AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS EQUITY HOLDERS) WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF HOULIHAN LOKEY PURSUANT TO, OR THE PERFORMANCE BY HOULIHAN LOKEY OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

         We look forward to working with you on this assignment. Please confirm that the foregoing terms are in accordance with your understanding by signing and returning the enclosed copy of this Agreement, together with payment in the amount of $50,000.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

By: /s/ GARY W. FINGER
    ----------------------
    Gary W. Finger
    Director

Accepted and agreed to as of July 31, 2000:

TAKE TO AUCTION.COM, INC.

By: /s/ ALBERT FRIEDMAN
    ----------------------
    Albert Friedman
    Chief Executive Officer and President

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                                   SCHEDULE A

         This Schedule is attached to, and constitutes a material part of, that certain agreement dated July 31, 2000, addressed to Take To Auction.Com, Inc. by Houlihan Lokey (the "Agreement"). Unless otherwise noted, all capitalized terms used herein shall have the meaning set forth in the Agreement.

         As a material part of the consideration for the agreement of Houlihan Lokey to furnish its services under the Agreement, the Company agrees to indemnify and hold harmless Houlihan Lokey and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties"), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the Agreement, or any Transaction or proposed Transaction contemplated thereby. In addition, the Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; PROVIDED, HOWEVER, the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct or gross negligence of any Indemnified Party.

         If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection with the actual or potential Transaction or Acquisition and the services rendered by Houlihan Lokey. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and Houlihan Lokey, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Houlihan Lokey pursuant to the Agreement.

         The Company shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to Houlihan Lokey. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company's prior written consent.

         The Company further agrees that neither Houlihan Lokey nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including the Company's equity holders and creditors) related to or arising out of Houlihan Lokey's engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have

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resulted primarily from the willful misconduct or gross negligence of any
Indemnified Party. The indemnity, reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each Indemnified Party. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement.


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